FOR IMMEDIATE RELEASE

Contacts:

Avalon Pharmaceuticals, Inc.	Dorland Global Public Relations
C. Eric Winzer	Catalina Asanza Loveman (Media)
Executive Vice President &	Tel: (215) 928-2355
Chief Financial Officer	cloveman@dorland.com
Tel: (301) 556-9900
Fax: (301) 556-9910	The Trout Group
Email: info@avalonrx.com	Chad Rubin (Investors)
Tel: (646) 378-2947

Avalon Pharmaceuticals Reports Third Quarter 2007 Financial Results

Germantown, MD, Nov. 7, 2007 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX) today announced results for the three and nine months ended September 30, 2007. The Company reported no revenues in the third quarter of 2007 and a net loss of $5.4 million, or $0.32 per share. For the first nine months of 2007, revenues were $0.8 million and net loss was $16.6 million, or $1.13 per share. As of September 30, 2007, the Company had $33.4 million in cash, cash equivalents and marketable securities.

“We are pleased with the progress we made this quarter in our clinical, pre-clinical and collaboration programs,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon. “Our lead candidate, AVN944, continues to progress through Phase I and II clinical trials, we reported exciting progress in our pre-clinical programs at the recent AACR-NCI-EORTC Conference in San Francisco, and our collaborations continue to go well.”

Recent Highlights

•	Patient enrollment continued in both the AVN944 Phase I clinical trial for hematological patients and the AVN944 Phase II (Part A) clinical trial for pancreatic patients.

•	Posters presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics showed that AvalonRx®, the Company’s core technology, identified potent selective small molecule inhibitors for the Beta-catenin pathway that demonstrate significant tumor inhibition in multiple animal models.

•	The Company reported in a poster presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics that the Company used AvalonRx® to identify and characterize small molecule inhibitors for the c-Myc pathway.

•	Collaborations with Merck, Novartis and ChemDiv continue to progress.

•	Bradley Lorimier appointed Chairman of Board of Directors in August 2007. Lorimier is a co-founder of Avalon and has served as a member of the Board of Directors since December 1999.

Financial Results
No revenues were reported for the third quarter of 2007, compared to $1.1 million in the third quarter of 2006. Revenues for the nine months ended September 30, 2007 were $0.8 million, compared with $2.1 million in the first nine months of 2006. Revenues in 2007 were from collaboration with Novartis Institutes for Biomedical Research. Revenues in 2006 were from collaborations with Novartis Institutes for Biomedical Research, MedImmune and the University of Louisville.

Total costs and expenses from operations were $5.7 million in the third quarter of 2007, an increase of $0.6 million compared with the $5.1 million reported for the third quarter of 2006. Total costs and expenses were $18.2 million for the nine months ended September 30, 2007, compared with $15.6 million in the comparable period of 2006. The increases in 2007 were principally due to clinical trial costs related to AVN944, compensation expenses, consulting costs and laboratory supplies expenses.

Net loss was $5.4 million for the three months ended September 30, 2007 compared with $3.7 million in the comparable three months of 2006. For the first nine months of 2007, net loss was $16.6 million, compared with $12.7 million in the first nine months of 2006. Lower revenues and higher costs in the 2007 periods resulted in the higher losses in 2007.

As of September 30, 2007, the company had $33.4 million in cash, cash equivalents and marketable securities. Of that amount, $4.9 million was held in a restricted account to serve as collateral for long-term debt.

Conference Call & Webcast Information
Avalon Pharmaceuticals’ senior management will host a conference call on Thursday, November 8, 2007 at 8:00 a.m. (EST), to discuss the quarterly results and recent business highlights. Live audio of the conference call will be available by dialing 1-866-831-6267 (in the U.S.) and 617-213-8857 (internationally), and providing the participant passcode, 97788369. To access the call by live webcast, please visit the Investor Presentations section of our website at http://www.avalonrx.com or go directly to the webcast via the following URL: http://ir.avalonrx.com/phoenix.zhtml?c=188250&p=irol-irhome. An archived version of the webcast will also be available for 90 days.

About Avalon Pharmaceuticals
Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics. Avalon’s lead product candidate, AVN944, an IMPDH inhibitor, is in Phase II clinical development. Avalon also has preclinical programs to develop inhibitors of the Beta-catenin and Aurora/Centrosome pathways, discovery programs for inhibitors of the Survivin and Myc pathways and partnerships with Merck, MedImmune, ChemDiv, Medarex, and Novartis. AvalonRx® is the company’s proprietary platform which is based on large-scale biomarker identification and monitoring, used to discover and develop therapeutics for pathways that have historically been characterized as “undruggable.”  Avalon is headquartered in Germantown, MD.

Forward Looking Statements
This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to progress in our drug discovery programs and our collaborations, and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful and that AVN944 will not progress successfully in its clinical trials, and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2006 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

AVALON PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share amounts)

			Nine Months Ended
	Three Months Ended	September 30,	September 30,
	2007	2006	2007	2006
Revenues	$—	$1,115	$809	$2,071
Costs and expenses:
Research and development	3,531	3,422	11,709	9,909
General and administrative	2,197	1,685	6,468	5,734
Total costs and expenses	5,728	5,107	18,177	15,643

Loss from operations	(5,728)	(3,992)	(17,368)	(13,572)
Total other income	323	269	808	861

Net loss	$(5,405)	$(3,723)	$(16,559)	$(12,711)

Net loss attributed to common stockholders
per common share — basic and diluted	$(0.32)	$(0.37)	$(1.13)	$(1.30)

Weighted average number of
common shares — basic and diluted	17,015,319	10,106,947	14,716,327	9,744,184

AVALON PHARMACEUTICALS, INC.
BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$28,515	$14,910
Restricted cash and securities	4,898	5,520
Property and equipment, net	7,774	8,923
Other assets, net	913	2,038
Total assets	$42,100	$31,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,381	$5,641
Long-term liabilities	6,652	7,876
Total stockholders’ equity	31,067	17,874
Total liabilities and stockholders’ equity	$42,100	$31,391

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